Exhibit 10.13

AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
HINES GLOBAL REIT II PROPERTIES LP
This Amendment No. 1 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Hines Global REIT II Properties LP (the “Partnership”), dated as of December 12, 2014 (the “Partnership Agreement”), is dated as of March 23, 2015. Capitalized terms used herein but not defined shall have the meaning set forth in the Partnership Agreement.
RECITALS
WHEREAS, Hines Global REIT II, Inc., a Maryland corporation (the “General Partner”) and Hines Global REIT II Associates Limited Partnership are parties to the Partnership Agreement;
WHEREAS, pursuant to Article 11 of the Partnership Agreement, the General Partner has the authority to amend the Partnership Agreement except in certain circumstances which are not applicable to this Amendment; and
WHEREAS, the General Partner deems it to be in the Partnership’s best interest to amend the Partnership Agreement in accordance with this Amendment.
NOW, THEREFORE, in consideration of the power granted to the General Partner pursuant to Article 11 of the Partnership Agreement, the General Partner hereby amends the Partnership Agreement as set forth below:
1.Section 4.2(a)(i) of the Partnership Agreement is hereby amended and restated in its entirety as follows:
(a)    Issuances of Additional Partnership Interests.
(i)    General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, including but not limited to Partnership Units issued in connection with acquisitions of properties, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. No additional Partnership Interests shall be issued in connection with any amounts paid to the Partnership which are generated from the operation or sale of a property or interest therein acquired either directly or indirectly by the General Partner in whole or in part with the proceeds from an Asset Acquisition Distribution, an Asset Acquisition Redemption or an Asset Acquisition Contribution (“General Partner Property”). The Partners agree that solely for Federal income tax purposes, the General Partner Property shall be treated as being owned by the Partnership. In applying the preceding sentence, and for purposes of this Agreement, in the case of property that consists of equity interests in an entity which is classified for Federal income tax purposes as a

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corporation (or which would be classified as a corporation for Federal income tax purposes but for the application of Section 856(i) of the Code), other than a corporation for which a valid election is in effect to be treated as a taxable REIT subsidiary of the General Partner within the meaning of Section 856(l) of the Code, the assets of such entity (and, for the avoidance of doubt, not the equity interests in the entity), together with liabilities associated with such assets, shall be General Partner Property, and the General Partner shall cause such entity to pay General Partner Property Amounts to the Partnership in the manner provided in Section 4.2(a)(ii). Any additional Partnership Interests issued may be issued in one or more Classes (including the Classes specified in this Agreement or any other Classes), or one or more series of any of such Classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such Class or series of Partnership Interests; (ii) the right of each such Class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such Class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:
(1)    (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.2 (without limiting the foregoing, for example, the Partnership shall issue Partnership Interests consisting of Class A Units to the General Partner in connection with the issuance of Class A REIT Shares) and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner;
(2)    the additional Partnership Interests are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
(3)    the additional Partnership Interests are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

2.    Except as specifically amended hereby, the Partnership Agreement shall remain in full force and effect.
[signature page follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.
GENERAL PARTNER:
HINES GLOBAL REIT II, INC.

By:	/s/ Sherri W. Schugart
Name:	Sherri W. Schugart
Title:	President and Chief Executive Officer

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